Exhibit 99.1

Contact:	Media Contact:
Noopur Liffick	Aljanae Reynolds
Investor Relations & Corporate Affairs	510-809-2452
510-809-2465	press@aduro.com

Aduro Biotech Provides Business Update and Reports Second Quarter 2019 Financial Results

BERKELEY, California, August 1, 2019 – Aduro Biotech, Inc. (NASDAQ: ADRO), a clinical-stage biopharmaceutical company focused on developing therapies targeting the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways for the treatment of cancer, autoimmune and inflammatory diseases, today provided a business update and reported financial results for the second quarter ended June 30, 2019.

“Several important clinical study results have helped inform the development of our STING and APRIL programs thus far in 2019. We look forward to initiating the study of ADU-S100 and pembrolizumab in head and neck cancer as we continue to explore the synergies of STING agonists with checkpoint inhibitors,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “We continue to focus our development efforts for BION-1301 on IgA nephropathy, the most common type of glomerulonephritis worldwide for which there is no approved drug treatment option. We look forward to advancing the development of our STING and APRIL programs to provide the greatest potential benefit to patients.” Isaacs continued, “Our cash position remains strong with $251.6 million at the end of the second quarter, and we will continue investing in our lead assets to generate additional meaningful data read-outs over the next 12 to 24 months.”

Recent Highlights

•	Cleared three of five healthy volunteer dose cohorts in the single ascending dose portion of the Phase 1 clinical trial of BION-1301 for the treatment of IgA nephropathy
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Presented findings from the ongoing Phase 1b study of ADU-S100 (MIW815) in combination with spartalizumab (PDR001) in patients with advanced, metastatic treatment-refractory solid tumors or lymphomas in an oral presentation at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting

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Presented findings from the dose escalation portion of the Phase 1/2 study of BION-1301 in patients with relapsed or refractory multiple myeloma in two poster presentations at the 2019 ASCO Annual Meeting

•	Presented three abstracts at the American Association for Cancer Research (AACR) Annual Meeting 2019, including updated preclinical data on ADU-S100
•	Appointed immuno-oncology drug development expert, Dimitry Nuyten, M.D., Ph.D., as chief medical officer
•	Appointed financial and life sciences industry expert, James Welch, as interim chief financial officer
•	Appointed life sciences industry veteran, Frank Karbe, to the board of directors

Financial Results

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Cash Position – Cash, cash equivalents and marketable securities totaled $251.6 million at June 30, 2019, compared to $277.9 million at December 31, 2018. Cash spend year to date was offset by the receipt of a $12 million upfront payment received in the first quarter of 2019 from the 2018 license agreement with Eli Lilly.

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Revenue – Revenue was $4.9 million for the second quarter of 2019 and $8.8 million for the six months ended June 30, 2019, compared to $2.6 million and $9.3 million, respectively, for the same periods in 2018. The increase in revenue for the quarter was primarily due to ratable recognition of the upfront payment received from Eli Lilly in the first quarter of 2019.

The decrease in revenue year to date was primarily due to fluctuations in revenue recognized under our Novartis collaboration, which is dependent on the clinical timelines and progress under the research and collaboration agreement.

•	Expenses –
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Research and development expenses were $16.9 million for the second quarter of 2019 and $36.4 million for the six months ended June 30, 2019, compared to $19.4 million and $39.5 million, respectively, for the same periods in 2018. The quarter and year to date costs decreased primarily due our strategic reset in January 2019, which resulted in reduced headcount and stock-based compensation expense. The reset also resulted in reduced spending towards deprioritized programs partially offset by higher spending towards our STING and APRIL programs.

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General and administrative expenses were $8.0 million for the second quarter of 2019 and $17.2 million for the six months ended June 30, 2019, compared to $8.8 million and $17.9 million, respectively, for the same periods in 2018. The quarter and year to date costs decreased primarily due to our strategic reset in January 2019, which resulted in reduced headcount and stock-based compensation expense.

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Net Loss – Net loss for the second quarter of 2019 was $18.6 million or $0.23 per share and $42.0 million or $0.53 per share for the six months ended June 30, 2019, compared to net loss of $24.4 million or $0.31 per share and $45.9 million or $0.59 per share, respectively, for the same periods in 2018.

About Aduro

Aduro Biotech, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies that are designed to harness the body’s natural immune system for the treatment of patients with challenging diseases. Aduro’s product candidates in the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways are being investigated in cancer, autoimmune and inflammatory diseases. ADU-S100 (MIW815), which potentially activates the intracellular STING receptor for a potent tumor-specific immune response, is being evaluated in patients with cutaneously accessible metastatic solid tumors or lymphomas. BION-1301, a first-in-class humanized IgG4 monoclonal antibody that fully blocks APRIL binding to both the BCMA and TACI receptors, is being evaluated in IgA nephropathy. Aduro is collaborating with a number of leading global pharmaceutical companies to help expand and drive its product pipeline. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our current intentions or expectations concerning, among other things, the potential for our technology, continued advancement of our programs, continued investment in our lead assets to generate clinical data read-outs over the next 12 to 24 months and collaborations with leading global pharmaceutical companies to help expand and drive our product pipeline. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2019, to be filed with the Securities and Exchange Commission (SEC), and our other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Collaboration and license revenue	$4,888	$2,639	$8,826	$9,266
Total revenue	4,888	2,639	8,826	9,266
Operating expenses:
Research and development	16,876	19,420	36,406	39,547
General and administrative	7,980	8,827	17,162	17,872
Amortization of intangible assets	139	147	279	299
Total operating expenses	24,995	28,394	53,847	57,718
Loss from operations	(20,107)	(25,755)	(45,021)	(48,452)
Interest income	1,497	1,340	2,968	2,539
Other loss, net	(3)	(20)	(22)	(36)
Loss before income tax	(18,613)	(24,435)	(42,075)	(45,949)
Income tax benefit	35	38	70	59
Net loss	$(18,578)	$(24,397)	$(42,005)	$(45,890)
Net loss per common share, basic and diluted	$(0.23)	$(0.31)	$(0.53)	$(0.59)
Shares used in computing net loss per common share, basic and diluted	80,032,022	78,817,840	79,847,960	78,364,914

ADURO BIOTECH, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$79,561	$126,310
Short-term marketable securities	172,072	140,129
Accounts receivable	1,363	12,037
Prepaid expenses and other current assets	3,779	4,500
Total current assets	256,775	282,976
Long-term marketable securities	—	11,434
Property and equipment, net	26,177	29,157
Operating lease right-of-use assets	21,609	—
Goodwill	8,277	8,334
Intangible assets, net	24,684	25,135
Restricted cash	468	468
Total assets	$337,990	$357,504
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,000	$1,457
Accrued clinical trial and manufacturing expenses	3,894	2,542
Accrued expenses and other liabilities	7,881	10,518
Operating lease liabilities	1,630	—
Deferred revenue	16,000	16,000
Total current liabilities	30,405	30,517
Deferred rent	—	11,063
Contingent consideration	1,015	998
Deferred revenue	165,908	172,671
Deferred tax liabilities	5,992	6,104
Operating lease liabilities	32,599	—
Other long-term liabilities	1,021	840
Total liabilities	236,940	222,193
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	546,537	538,895
Accumulated other comprehensive income	1,042	940
Accumulated deficit	(446,537)	(404,532)
Total stockholders’ equity	101,050	135,311
Total liabilities and stockholders’ equity	$337,990	$357,504